Exhibit 99.1

AT THE COMPANY
Clifford Bolen
CEO, President
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 22, 2006

Vita Announces New President and CEO

Chicago, IL, August 22, 2006 —Vita Food Products, Inc. (AMEX: VSF) today announced that it has promoted Clifford K. Bolen to the position of President and Chief Executive Officer.  Mr. Bolen, age 48, has served as the Company’s Chief Financial Officer since November 2000, Chief Operating Officer since June 2005 and member of the Office of the Chief Executive since March 2006.  Mr. Bolen will continue to serve as Chief Financial Officer until the position is filled.  Mr. Bolen’s background includes positions held in operations management as well as senior financial management for over 20 years with a concentration in manufacturing and food processing.  Mr. Bolen graduated from the University of Chicago’s Executive MBA program in 1998.

Stephen D. Rubin, a Company founder, the Company’s President since 1982 and a member of the Office of the Chief Executive since March 2006, will maintain his leadership role in the Company by continuing as Chairman of the Board of Directors.  Terry W. Hess, a member of the Office of the Chief Executive since March 2006, will continue to serve as the Vice Chairman of the Board of Directors and Chief Executive Officer of Vita Specialty Foods, Inc., the Company’s wholly-owned subsidiary.

“Since joining Vita almost six years ago, Cliff has provided the Company with strategic and financial vision. His proven leadership skills and strong knowledge of the Company’s operations make him well qualified to lead us as we continue to focus on providing our customers with high quality products and maximizing shareholder value,” said Stephen D. Rubin, Chairman of the Board.

“I am excited and honored to continue to work with Vita’s leadership team as we build on the progress we’ve made while implementing additional strategies toward profitable growth,” said Cliff Bolen, President and Chief Executive Officer.

The Company’s Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser® brands.

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For more information visit www.vitafoodproducts.com.

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

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